Exhibit 99.1

For Immediate Release

Contacts:	Barry Von Lanken Cooper Standard Automotive 260/927-3314 bgvonlanken@cooperstandard.com

Dick Pacini AutoPR 248/656-2388 dpacini@auto-pr.com

Cooper-Standard Automotive Acquires Mexico Hose Facility
from Gates Corporation

Novi, Mich. – July 27, 2005 – Cooper-Standard Automotive Inc. recently completed the acquisition of Gates Corporation's Enfriamientos de Automoviles, S.A. de C.V. manufacturing facility located in Atlacomulco, Mexico.

"Strategically this acquisition adds to our core capabilities of supporting our automotive customers throughout the world. It does so in a manner consistent with our overall growth initiatives by continuing to diversify our customer base." said Jim McElya, CEO of Cooper-Standard Automotive.

The operation in Mexico has annual sales of approximately $25 million and manufactures low pressure heating and cooling hose, principally for the OEM automotive marketplace.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a top 40 global automotive supplier specializing in the manufacture and marketing of systems and components for the global automotive industry. The company is privately held by partners The Cypress Group and Goldman Sachs Capital Partners. Products include body sealing systems, NVH control systems and fluid handling systems. Cooper-Standard Automotive Inc. employs more than 14,000 people across 47 facilities in 14 countries. For more information, visit the company's Web site at: http://www.cooperstandard.com.

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